Exhibit 99.1

Contacts:	Kimberly Allen	Kathleen Fisher
	Investor Relations Manager	Business Communications Manager
	(512) 683-6873	(512) 683-5731

National Instruments Reports Third Consecutive Quarter of Revenue Growth

Strong Growth in Asia Drives Earnings of 13 Cents Per Share

AUSTIN, Texas – April 17, 2003 – National Instruments (NASDAQ:NATI) today announced revenue for the first quarter of 2003 of $99.2 million, a five percent increase over the first quarter of 2002, and the company’s third straight quarter of year-over-year revenue growth. Diluted earnings per share for the first quarter of 2003 are $0.13. This number includes a $2.7 million expense, or approximately $0.04 per share, related to winning a favorable jury verdict in a patent infringement case filed by NI.

“Despite a difficult quarter with geopolitical uncertainty impacting our revenue in the U.S. and Europe, we are pleased that Q1 2003 represents our third consecutive quarter of overall revenue growth,” said Alex Davern, NI CFO. “We saw strong results in Asia during the quarter and plan to continue investing in strategic areas of our business, primarily in R&D and Asia.”

The geographic breakdown of revenue growth in U.S. dollars in the first quarter of 2003 as compared to the first quarter of 2002 was as follows: Americas, down two percent; Europe, up eight percent; Asia, up 17 percent; and up five percent worldwide. In local currency terms, revenue was down two percent in the Americas, down three percent in Europe, up 38 percent in Asia, and up four percent worldwide.

“While I am not satisfied with our overall growth rate, I am pleased with our internal execution throughout the company in the first quarter and am optimistic about future prospects,” said James Truchard, NI president and CEO. “We continue to aggressively pursue new product development and plan to introduce revolutionary new products during the next few quarters that should drive virtual instrumentation into the mainstream of measurement and automation and target an expanded range of applications.”

Cash flow from operations was $13.5 million, up from $4.4 million in the first quarter of 2002. NI continues to have a very strong balance sheet with a near record $158 million in cash and short-term investments, and no debt.

Orders for the first half of April are up by double digits. However, given the easier compares with early April 2002 and the current global economic uncertainty, the company feels it is appropriate to set expectations at single digit, year-over-year revenue growth in the second quarter of 2003 and diluted earnings per share in the range of $0.12 to $0.16 per share. This earnings per share estimate is net of approximately $600,000 in expected legal expenses related to ongoing patent litigation. The company will decide how to recognize the gain on the Jury’s $3.5 million damages award when it receives the Court’s disposition of post-trial motions.

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National Instruments Reports Third Consecutive Quarter of Revenue Growth

April 17, 2003

As a result of the better than expected ramp up of the company’s new Hungarian manufacturing facility, NI currently estimates its effective tax rate for 2003 and 2004 will drop to approximately 25 percent, down from 28 percent in 2002.

Interested parties can listen to a conference call today, April 17, 2003, beginning at 4 p.m. CDT, on ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #597410, from 7 p.m. CDT April 17, 2003, through May 1, 2003 at 12 a.m. CDT.

This release contains “forward-looking statements,” including the company’s plans to continue investing in strategic areas, optimism about future prospects, the aggressive pursuit of new product development, and expected revenue, earnings, tax rates, and expenses. These are subject to a number of risks and uncertainties, including the risk of further deterioration in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies, and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company’s future performance.

About National Instruments

National Instruments (http://ni.com) is a technology pioneer and leader in virtual instrumentation – a revolutionary concept that has changed the way engineers and scientists approach measurement and automation. Leveraging the PC and its related technologies, virtual instrumentation increases productivity and lowers costs for customers worldwide through easy-to-integrate software, such as the NI LabVIEW graphical development environment, and modular hardware, such as PXI modules for data acquisition, instrument control and machine vision. Headquartered in Austin, Texas, NI has more than 3,000 employees and direct operations in 40 countries. In 2002, the company sold products to more than 25,000 different companies in more than 80 countries around the world. For the past four consecutive years, FORTUNE magazine has named NI one of the 100 best companies to work for in America.

NI investment information may be obtained from the company’s Investor Relations Department at (512) 683-5090, by sending e-mail to nati@ni.com, or on the Web at ni.com/nati.

The condensed consolidated balance sheets, statements of income, and cash flows to follow.

Product and company names listed are trademarks or trade names of their respective companies.

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National Instruments Reports Third Consecutive Quarter of Revenue Growth

April 17, 2003

National Instruments

Condensed Consolidated Balance Sheets

(in thousands)

	March 31 2003	December 31 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,854	$40,240
Short-term investments	121,035	113,638
Accounts receivable, net	62,229	62,981
Inventories	37,570	39,247
Other current assets	18,822	21,860

Total current assets	276,510	277,966

Property and equipment, net	150,711	152,133
Intangibles and other assets	35,344	28,615

Total assets	$462,565	$458,714

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$27,728	$25,578
Accrued expenses	34,468	40,935

Total current liabilities	62,196	66,513

Deferred income taxes	5,538	5,738

Total liabilities	67,734	72,251

Stockholders’ equity:
Common stock	512	511
Additional paid-in capital	73,806	72,063
Retained earnings	328,576	321,813
Other	(8,063)	(7,924)

Total stockholders’ equity	394,831	386,463

Total liabilities and stockholders’ equity	$462,565	$458,714

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National Instruments Reports Third Consecutive Quarter of Revenue Growth

April 17, 2003

National Instruments

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended March 31
	2003	2002
	(unaudited)
Net sales	$99,173	$94,739
Cost of sales	26,013	25,358

Gross profit	73,160	69,381

Sales and marketing	38,545	35,407
Research and development	15,251	15,933
General and administrative	8,338	7,281
Patent litigation	2,702	505

Total operating expenses	64,836	59,126

Operating income	8,324	10,255

Interest income, net	686	797
Foreign exchange loss, net	(14)	(894)
Other income	21	74

Income before income taxes	9,017	10,232
Provision for income taxes	2,254	2,865

Net income	$6,763	$7,367

Earnings per share:
Basic	$0.13	$0.14

Diluted	$0.13	$0.14

Weighted average shares Outstanding:
Basic	51,156	51,205

Diluted	53,273	53,953

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National Instruments Reports Third Consecutive Quarter of Revenue Growth

April 17, 2003

National Instruments

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March, 31
	2003	2002
	(unaudited)
Cash flow from operating activities:
Net income	$6,763	$7,367
Adjustments to reconcile net income to cash from operating activities:
Charges to income not requiring cash outlays:
Depreciation and amortization	6,097	4,350
Provision for (benefit from) deferred income taxes	(582)	(1,456)
Tax benefit from stock option plans	752	459
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	752	(6,550)
Decrease in inventory	1,677	1,800
Decrease (increase) in prepaid expense and other assets	2,336	(3,376)
Increase (decrease) in current liabilities	(4,317)	1,853

Net cash provided by operating activities	13,478	4,447

Cash flow from investing activities:
Capital expenditures	(3,113)	(6,871)
Additions to intangibles	(8,097)	(605)
Purchases of short-term investments	(37,272)	(49,084)
Sales of short-term investments	29,875	42,282

Net cash used in investing activities	(18,607)	(14,278)

Cash flow from financing activities:
Proceeds from issuance of common stock, net of repurchases	1,743	1,242

Net cash provided by financing activities	1,743	1,242

Net decrease in cash and cash equivalents	(3,386)	(8,589)
Cash and cash equivalents at beginning of period	40,240	49,089

Cash and cash equivalents at end of period	$36,854	$40,500

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